May 17, 2002
For Immediate Release


            ARDENT COMMUNICATIONS' NETWORK INFRASTRUCTURE AND
                CUSTOMERS PURCHASED BY BEYOND THE NETWORK

McLean, Va.; May 17, 2002 --Ardent Communications, Inc. (OTCBB: ARDT), a nationwide provider of broadband access and bundled data services, announced today that its network infrastructure, dedicated Internet and web services customers are being acquired by Beyond the Network, Inc. (BtN). It is expected that the sale transaction will close no later than July 31, 2002.

Ardent, formerly CAIS Internet, was founded in Virginia in 1993 and currently offers broadband access solutions, next-generation data solutions, web hosting, and colocation services to its customer base. Ardent has been operating under Chapter 11 Bankruptcy protection since October 10, 2001.

BtN, a wholly owned subsidiary of Hong Kong-based PCCW, successfully bid in an auction through the U.S. bankruptcy court to acquire the Ardent network infrastructure assets.

Under the asset purchase agreement, BtN, based in Reston, Va., will acquire certain customers, and network equipment of Ardent.

BtN plans to offer Ardent's existing customers continued communications services through Ardent's MPLS-enabled network featuring 29 points of presence
(POPs) and serving more than 38 major metropolitan areas. Its main POPs include Boston, Chicago, Los Angeles, New York, San Diego, Seattle, and Washington DC.

"At the request of the board I came back last November to guide the company through the bankruptcy process. My hope was to find a carrier such as BtN to provide quality services to our customers. Our Internet services and our relationships with customers have always been key assets. As part of this transaction our customers will continue to have quality service as part of the BtN family. In addition through this sale our customers will have access to other benefits such as BtN's international network allowing customers to extend and link their networks and offices together. I'm happy that Ardent customers will continue to enjoy quality broadband and data services. It has been my distinct privilege to serve over these last seven months," said Ulysses Auger II, Chief Executive Officer of Ardent Communications.

"Given the strategic deployment of BtN's legacy-free IP backbone in Asia, North America and Europe, this acquisition of Ardent's network infrastructure assets will enable BtN to expand our MPLS service offering and strengthen our ability to provide regional ISPs and carriers worldwide with access to content," said BtN's President and Chief Operating Officer Braham Singh.



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ABOUT ARDENT COMMUNICATIONS

Ardent Communications, Inc. (OTCBB: ARDT), formerly known as CAIS, is a nationwide supplier of broadband Internet access solutions and provides price competitive high speed Internet services to businesses in 29 Points of Presence (serving 38 metro areas) across the nation utilizing a tier-one, nationwide Internet network. The Company offers always-on, broadband Internet access to its customers through its T-1, DS-3 and other bandwidth connections in major metropolitan areas throughout the U.S. Additionally, the Company provides bundled data services including Web hosting, colocation services and other value added managed data services. Ardent Communications, Inc. is headquartered in McLean, VA and operates a coast-to-coast OC-12 clear- channel network and peers with public and private partners and at national exchange points.

ABOUT BEYOND THE NETWORK

Beyond the Network (BtN) is a legacy-free Internet backbone provider, offering IP-based end-to-end communications solutions over its own global native IP Multi Protocol Label Switching (MPLS)-enabled network. Launched in early 2001, BtN is a wholly owned subsidiary of Hong Kong-based PCCW.

With offices and direct network access points located in Asia, North America, Europe and the Middle East, BtN delivers a comprehensive suite of wholesale products, including Internet access (IP Transit), MPLS-enabled virtual circuit connectivity (VPN), Voice over IP (VoIP), through its BtN Multi-Service IP Port.

Unlike traditional legacy networks, where the "one port - one product" rule prevails, the BtN Multi-Service IP Port allows wholesale customers to purchase products through one single port, thereby increasing their cost-efficiency, scalability and competitiveness.

BtN's customers include emerging carriers, ISPs, Internet content providers and application-service providers.

To learn more about PCCW-BtN, visit www.pccwbtn.com
To learn more about MPLSVPN.net(TM), visit www.mplsvpn.net

ABOUT PCCW

Pacific Century CyberWorks Limited (SEHK: 0008, ADR-NYSE: PCW), the Hong Kong-listed flagship of the Pacific Century Group, is one of Asia's leading integrated communications companies. From its market-leading position in Hong Kong, PCCW is focused on building shareholder value by leveraging synergies between its core businesses and partners, and by delivering total solutions to customers throughout Asia. PCCW provides key services in the areas of: integrated telecommunications; broadband solutions; mobility and connectivity; narrowband and interactive broadband (Internet Services); business e-solutions; data centers and related infrastructure.

To learn more about PCCW, visit www.pccw.com

FOR MEDIA INQUIRIES, PLEASE CONTACT:

Christopher McDonald
6861 Elm Street Suite 300
McLean, VA 22101
703.246.6400
c.mcdonald@ardentcomm.com